Exhibit 5.1
Seth J. Gottlieb
+1 650 843 5864
sgottlieb@cooley.com

September 16, 2020

Snowflake Inc.
450 Concar Drive
San Mateo, CA 94402
Ladies and Gentlemen:
We have acted as counsel to Snowflake Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 77,701,812 shares of Class B common stock, par value $0.0001 per share, (the “Class B 2012 Plan Shares”) issuable pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan, (the “2012 Plan”) and (b) 117,501,812 shares of Class A common stock, par value $0.0001 per share, consisting of (i) 77,701,812 shares of Class A common stock (the “Class A 2012 Plan Shares”) issuable pursuant to the 2012 Plan, (ii) 34,100,000 shares of Class A common stock (the “2020 Plan Shares”) issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), and (iii) 5,700,000 shares of Class A common stock (together with the Class B 2012 Plan Shares, the Class A 2012 Plan Shares, and the 2020 Plan Shares, the “Shares”) issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2012 Plan and 2020 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement (No. 333-248280) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule, or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com

Snowflake Inc.
September 16, 2020
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Seth J. Gottlieb
Seth J. Gottlieb
Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: (650) 843-5000  f: (650) 849-7400  cooley.com